ENERGY TRANSFER EQUITY ANNOUNCES ELEVENTH CONSECUTIVE QUARTERLY CASH DISTRIBUTION INCREASE

Increases Quarterly Distribution to $0.53 per Unit on a Pre-Split Basis ($0.265 per Unit on a Post-Split Basis)

Distribution per Unit up over 39% Compared to Same Period Last Year

Earnings Release and Earnings Call Dates Also Announced

Dallas - July 23, 2015 - Energy Transfer Equity, L.P. (NYSE: ETE) (“ETE” or “Partnership”) today announced a $0.04 increase in its quarterly cash distribution to $0.53 per ETE common unit on a pre-split basis ($0.02 per ETE common unit to $0.265 on a post-split basis) for the second quarter ended June 30, 2015. Annualized, the increase equates to $2.12 per ETE common unit on a pre-split basis and $1.06 per ETE Common unit on a post-split basis.

ETE previously announced a two-for-one split (“Unit Split”) of the Partnership’s common units that is scheduled to be completed tomorrow. As a result of the Unit Split, the number of outstanding ETE common units will double. Therefore, the increase in the quarterly distribution will be $0.02 to $0.265 per ETE common unit on a post-split basis. Since the record date for distributions is after the completion of the Unit Split, ETE unitholders will be paid the quarterly distribution on a post-split basis.

The pre-split quarterly distribution of $0.53 per ETE common unit represents an increase of more than 39% on an annualized basis compared to the second quarter of 2014 and an increase of $0.16 per ETE common unit, or 8.2%, compared to the first quarter of 2015. Adjusting for the Unit Split, this marks the eleventh consecutive quarter that ETE has raised its distribution. The cash distribution will be paid on August 19, 2015, to unitholders of record as of the close of business on August 6, 2015.

ETE plans to release earnings for the second quarter of 2015 on Wednesday, August 5, 2015, after the market closes. ETE and its subsidiary, Energy Transfer Partners, L.P. (NYSE: ETP), will conduct a joint conference call on Thursday, August 6, 2015, at 8:00 a.m. Central Time to discuss quarterly results. During the scheduled time of the conference call, a live webcast will be available on Energy Transfer’s web site at www.energytransfer.com. The call will also be available for replay on Energy Transfer’s web site for a limited time.

The following information applies to ETE’s quarterly distribution announcement:

Record Date:         August 6, 2015
Ex-Date:         August 4, 2015
Payment Date:     August 19, 2015
Amount Paid:         $0.265 per common unit (post-split basis)

Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP), approximately 23.6 million ETP common units, approximately 81.0 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL), and 100 ETP Class I Units. On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership owning and operating one of the largest and most diversified portfolios of energy assets in the United States. ETP’s subsidiaries include Panhandle Eastern Pipe Line Company, LP (the successor of Southern Union Company) and Lone Star NGL LLC, which owns and operates natural gas liquids storage, fractionation and transportation assets. In total, ETP currently owns and operates more than 62,000 miles of natural gas and natural gas liquids pipelines. ETP also owns the general partner, 100% of the incentive distribution rights, and approximately 67.1 million common units in Sunoco Logistics Partners L.P. (NYSE: SXL), which operates a geographically diverse portfolio of crude oil and refined products pipelines, terminalling and crude oil acquisition and marketing assets. ETP owns 100% of Sunoco, Inc. and 100% of Susser Holdings Corporation. Additionally, ETP owns the general partner, 100% of the incentive distribution rights and approximately 44% of the limited partner interests in Sunoco LP (formerly Susser Petroleum Partners LP) (NYSE: SUN), a wholesale fuel distributor and convenience store operator. ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

This release serves as qualified notice to nominees as provided for under Treasury Regulation section 1.1446-4(b)(4) and (d). Please note that 100 percent of Energy Transfer Equity, L.P.’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Energy Transfer Equity, L.P.’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

The information contained in this press release is available on our web site at www.energytransfer.com.

Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)
Lyndsay Hannah
214-840-5477 (office)

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)